UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2011

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15550 Lightwave Drive, Suite 300, Clearwater, FL	33760
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 727-324-0046 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 9, 2011 Inuvo, Inc. received notice from the NYSE Amex LLC (the “Exchange”) indicating that we are below certain of the Exchange’s continued listing standards due to stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of our four most recent fiscal years as set forth in Section 1003(a)(ii) of the Exchange’s Company Guide.  Inuvo has been afforded the opportunity to submit a plan of compliance (the “Plan”) to the Exchange by June 8, 2011 that demonstrates our ability to regain compliance with Section 1003(a)(ii) of the Company Guide within a maximum of 18 months from the submission of the Plan (the “Plan Period”).  If we do not submit a Plan, or if the Plan is not accepted by the Exchange, we will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.  If the Plan is accepted, we may be able to continue our listing during the Plan Period, during which time we will be subject to periodic review to determine whether we are making progress consistent with the Plan.

Item 7.01    Regulation FD Disclosure.

On May 13, 2011, Inuvo, Inc. issued a press release announcing it the receipt of the notice from the Exchange described in Item 3.01 of this report.  A copy of this press release is included as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Inuvo, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated May 13, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.

Date: May 13, 2011	By:	/s/ Wallace Ruiz
Wallace Ruiz, Chief Financial Officer

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